Exhibit 3.1

FIRST AMENDMENT

TO

THE AMENDED AND RESTATED BYLAWS

OF

FRANKLIN COVEY CO.

The undersigned, in his capacity as Corporate Secretary of Franklin Covey Co., hereby certifies on behalf of the corporation that the following First Amendment to the Amended and Restated Bylaws of Franklin Covey Co. was submitted to and unanimously approved and adopted by the Board of Directors of the corporation pursuant to an Action by Unanimous Written Consent of the Board of Directors dated December 16, 2011:

1.           Section 2 of Article III of the corporation’s Amended and Restated Bylaws entitled “Number, Tenure and Qualifications” is here by amended and restated in its entirety as follows:

Section 2.  Number, Tenure, Qualifications and Election.

(a)           The corporation shall have not less than three and not more than fifteen directors, unless the number of voting shareholders is less than three, in which case the minimum number of directors may be the same as the number of voting shareholders.  The number of directors to constitute the whole Board of Directors shall be such numbers as shall be fixed from time to time exclusively by resolutions adopted by a majority of the entire Board of Directors.  Directors need not be residents of Utah or shareholders of the corporation.  The directors may elect from their number a director to serve as Chairman of the Board of Directors, for such term and with such authority as may be granted by the Board of Directors.

(b)           At each annual meeting of the shareholders, the directors shall be elected to serve until the next annual meeting of the shareholders and until their successors shall have been elected and qualified or until such director’s earlier death, resignation or removal.  When a vacancy on the Board of Directors is filled, the director chosen to fill that vacancy shall complete the term of the director he or she succeeds.  Notwithstanding the foregoing, each director shall hold office until his or her successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.  No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.  When the number of directors is changed, each director then serving as such shall nevertheless continue as a director until the expiration of his or her current term.

(c)           At each election of directors, unless otherwise provided in the Articles of Incorporation or the Utah Revised Business Corporation Act, every shareholder entitled to vote at the election has the right to cast, in person or by proxy, all of the votes to which the shareholder’s shares are entitled for as many persons as there are directors to be elected and for whose election the shareholder has the right to vote.  Directors are to be elected by a plurality of the votes cast by the shares entitled to vote in the election, at a meeting of shareholders at which a quorum is present.  However, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from or “against,” as applicable, his or her election than votes “for” his or her election (a “Majority Withheld Vote”) shall immediately offer to tender his or her resignation following certification of such shareholder vote.  For the avoidance of doubt, “broker non-votes” and “abstentions” will not be counted as votes either “withheld,” “against” or “for” a director nominee’s election.  The Corporate Governance and Nominating Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer taking into account such factors as the Corporate Governance and Nominating Committee may in its discretion determine appropriate.  If a majority of the directors serving on the Corporate Governance and Nominating Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall comprise a committee to consider, in the same manner and with the same discretion granted to the Corporate Governance and Nominating Committee as set forth above, any resignation offers and recommend to the Board of Directors whether to accept or reject them. The Board of Directors shall act on the recommendation of the Corporate Governance and Nominating Committee (or substitute committee of independent directors if applicable) and publicly disclose its decision within 90 days following certification of the shareholder vote.  The Board of Directors may take into account such factors as the Board of Directors may in its discretion deem appropriate in deciding whether to accept a director’s resignation.  For the purposes of this paragraph, an “uncontested election” shall mean that, on the record date for the meeting at which directors are to be elected, the number of nominees does not exceed the number of directors to be elected.  Shareholders do not have a right to cumulate their votes for the election of directors.”

2.           All other provisions of the corporation’s Amended and Restated Bylaws shall remain in full force and effect.

Date:  December 16, 2011

/s/ Stephen D. Young
Stephen D. Young, Corporate Secretary